Exhibit 4

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), dated as of April 16, 2007, is made and entered into by and among OCM Principal Opportunities Fund IV, L.P., a Cayman Islands limited partnership (together with its successors and Permitted Assignees (as defined below), “Oaktree”), MTS Health Investors II, L.P., a Delaware limited partnership (together with its successors and Permitted Assignees, “MTS”), Alliance-Oaktree Co-Investors, LLC, a Delaware limited liability company (“Oaktree Co-Investors”), Alliance-MTS Co-Investors I, LLC, a Delaware limited liability company ("MTS Co-Investors I") and Alliance-MTS Co-Investors II LLC, a Delaware limited liability company (“MTS Co-Investors II”, and each, a “Stockholder” and, collectively, the “Stockholders”), regarding the purchase of shares of common stock, par value $.01 per share (the “Common Stock”), of Alliance Imaging, Inc. (the “Company”). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in Section I.

RECITALS

WHEREAS, prior to the execution of this Agreement, Oaktree, MTS and Viewer Holdings LLC (“Viewer”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated March 16, 2007, relating to the purchase from Viewer of shares of Common Stock of the Company by Oaktree and MTS, and

WHEREAS, Oaktree and MTS have entered into Assignment Agreements (the “Co-Investors Assignments”) with Oaktree Co-Investors, MTS Co-Investors I and MTS Co-Investors II assigning, in part, their right to purchase shares of Common Stock under the Stock Purchase Agreement.

WHEREAS, under the Stock Purchase Agreement and after giving effect to the Co-Investors Assignments, Viewer has agreed to sell and Oaktree has agreed to purchase 21,301,345 shares of Common Stock (together with the 327,500 shares of Common Stock owned by Oaktree and its Affiliates prior to entering into the Stock Purchase Agreement, the “Oaktree Shares,”), MTS has agreed to purchase 1,600,000 share of Common Stock (the “MTS Shares”), Oaktree Co-Investors have agreed to purchase 1,120,160 shares of Common Stock (the “Oaktree Co-Investors Shares”) and MTS Co-Investors I has agreed to purchase 320,000 shares of Common Stock and MTS Co-Investors II has agreed to purchase 160,000 shares of Common Stock (the “MTS Co-Investors Shares,” and together with the Oaktree Shares, the MTS Shares, and the Oaktree Co-Investors Shares the “Shares”) and

WHEREAS, the Stockholders desire to enter into this Agreement for the purpose of regulating certain aspects of their relationship on and after the date hereof with respect to the Shares.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section I.	Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Period” shall have the meaning set forth in Section IV.B.

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Assignment” shall mean that certain letter agreement by Viewer Holdings LLC assigning the rights and obligations under the Registration Rights Agreement for the benefit of the Stockholders.

“Beneficial Ownership”, “Beneficially Own” or “Beneficial Interest” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

“Charter Documents” shall have the meaning set forth in Section XI.E.

“Closing” shall mean the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock” has the meaning ascribed in the recitals hereto.

“Demand Registration” shall have the meaning set forth in the Registration Rights Agreement.

“Designee” shall mean a person designated by a Stockholder pursuant to their Designation Right.

“Designation Right” and “Designation Rights” shall have the meaning set forth in Section XI.B.

“Director” shall mean a director of the Board of Directors of the Company.

“Drag-Along Rights” shall have the meaning set forth in Section VI.A.

“Drag-Along Sale” shall have the meaning set forth in Section VI.A.

“Drag-Along Sale Date” shall have the meaning set forth in Section VI.B.

“Drag-Along Sale Notice” shall have the meaning set forth in Section VI.B.

“Governance and Standstill Agreement” shall mean the Governance and Standstill Agreement dated as of March 16, 2007, entered into by and among Oaktree, MTS and the Company.

“Investors” shall have the meaning set forth in the Registration Rights Agreement.

“MTS Co-Investors I” has the meaning ascribed in the recitals hereto.

“MTS Co-Investors II” has the meaning ascribed in the recitals hereto.

“MTS Entities” shall mean, collectively, MTS, MTS Co-Investors I and MTS Co-Investors II.

“MTS Minimum” shall mean the number of shares of Common Stock that when divided by the aggregate number of shares owned by Oaktree on the date hereof that equals .03.

“MTS Shares” has the meaning ascribed in the recitals hereto.

“MTS Co-Investors Shares” has the meaning ascribed in the recitals hereto.

“Noticed Shares” shall have the meaning set forth in Section IV.A.

“Oaktree Entities” shall mean, collectively, Oaktree and Oaktree Co-Investors LLC.

“Oaktree Shares” has the meaning ascribed in the recitals hereto.

“Oaktree Co-Investors Shares” has the meaning ascribed in the recitals hereto.

“Offer” shall have the meaning set forth in section IV.B.

“Participation Tag-Along Notice” shall have the meaning set forth in Section V.B.

“Participation Tag-Along Notice Deadline” shall have the meaning set forth in Section V.B.

“Permitted Assignees” shall mean any affiliate of or any limited partners of Oaktree or MTS.

“Permitted Transfers” shall have the meaning set forth in Section VIII.

“Person” shall mean an individual, corporation, unincorporated association, partnership, trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Piggyback Registration” shall have the same meaning set forth in the Registration Rights Agreement.

“Proposed Purchaser” shall mean one or more Persons to whom a Stockholder intends to sell its Shares.

“Proposed Transferee” shall mean one or more Persons to whom a Stockholder intends to transfer its Shares.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Expenses” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated November 2, 1999, and by and among Alliance Imaging, Inc., Viewer Holdings LLC, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P.

“Sale” shall mean any direct or indirect transfer (whether voluntarily or involuntarily or by operation of law) of economic and/or voting rights with respect to shares of Common Stock (excluding any pledge or hypothecation of the shares or any entity owning such shares).

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated March 16, 2007, by and among Oaktree, MTS and Viewer.

“Stock Purchase Expenses” shall have the meaning set forth in Section XIII.C.

“Tag-Along Sale” shall have the meaning set forth in Section V.A.

“Tag-Along Sale Notice” shall have the meaning set forth in Section V.B.

“Tag-Along Sale Date” shall have the meaning set forth in Section V.B.

“Tag-Along Notice Date” shall have the meaning set forth in Section V.B.

“Tag-Along Rights” shall have the meaning set forth in Section V.B.

“Terminating Designee” shall have the meaning set forth in Section XI.E.

“Transfer” shall mean any direct or indirect transfer (whether voluntarily or involuntarily or by operation of law) of the economic and/or voting rights with respect to shares of Common Stock (including any pledge, hypothecation or encumbrance of the shares or of an interest in any entity owning such shares).

“Transfer Notice” shall have the meaning set forth in the Section IV.A.

Section II.	Authorization.

Each Stockholder hereby represents and warrants to each other that it has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement has been duly and validly authorized, and all necessary action has been taken, to make this Agreement a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section III.	Restrictions on Transferability and Acquisition.

A.          Except for Permitted Transfers, no Stockholder may Transfer or otherwise dispose of any Shares, without complying with any applicable requirements under Section IV, Section V, Section VI or Section VIII.

B.           Until the third anniversary of the Closing Date, no Stockholder may acquire, propose to be acquired, or cause to be acquired, (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) Beneficial Ownership of additional securities of the Company that would cause the aggregate Beneficial Ownership of Common Stock of the

Stockholders to exceed 49.9% or in any other way violate the Governance and Standstill Agreement.

C.           Until the third anniversary of the Closing Date, no Stockholder may in any circumstances acquire, propose to be acquired, or cause to be acquired, (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) Beneficial Ownership of any additional shares of Common Stock without giving written notice to the other Stockholders at least ten (10) days prior to such acquisition. Stockholders shall promptly notify each other of any sales of Common Stock.

Section IV.	Right of First Offer.

A.          Except for Permitted Transfers, before any MTS Shares or MTS Co-Investors Shares, or any Beneficial Interest therein, may be Transferred (including Transfer by operation of law) by the MTS Entities, such MTS Shares or MTS Co-Investors Shares proposed to be Transferred shall first be offered to Oaktree as provided in this Section IV. The MTS Entities shall deliver a notice (the “Transfer Notice”) to Oaktree stating (i) a bona fide intention to Transfer such Shares, (ii) the number of Shares proposed to be Transferred (the “Noticed Shares”), (iii) if known, the price or range of prices for which the MTS Entities propose to Transfer the Noticed Shares and the material terms and conditions of sale, and (iv) if known, the name and address of the Proposed Transferee. Except as provided in Section VIII, the MTS Entities shall not effect, or attempt to effect, any sale or other Transfer for value of the Shares other than for money or an obligation to pay money.

B.           For a period of five (5) days after receipt of the Transfer Notice (the “Notice Period”), Oaktree or its Permitted Assignee or Assignees may elect to offer to purchase all or a portion of the Noticed Shares (the “Offer”). Oaktree shall exercise such right by giving written notice of its intention to make such Offer to the MTS Entities during the Notice Period. The Offer shall state (i) the number of Shares proposed to be purchased and (ii) the price for which it intends to pay for the Noticed Shares. The Offer will lapse if the MTS Entities do not give written notice of their intention to accept the Offer to Oaktree within five (5) days of receipt of the Offer, unless otherwise extended by Oaktree in its sole discretion (the “Acceptance Period”). IT IS UNDERSTOOD THAT OAKTREE MAY GIVE AN OFFER FOR LESS THAN THE PRICE INDICATED IN THE TRANSFER NOTICE, IF ANY, AS A MEANS OF ESTABLISHING A FLOOR TO MTS'S SALE OF THE ASSETS PURSUANT TO THE TERMS OF CLAUSE C BELOW IF THE OAKTREE OFFER IS NOT ACCEPTED.

C.           If the MTS Entities do not accept the Offer within the Acceptance Period, during the sixty (60) day period following the expiration of the Acceptance Period, the MTS Entities may Transfer up to the number of Shares identified in the Transfer Notice for a price not less than the price per share of Common Stock identified in the Offer.

D.          If the MTS Entities accept the Offer, the closing of the Transfer of Shares pursuant to the Offer shall take place at the principal offices of Oaktree (or such other location as the parties may agree on) within twenty (20) days after the MTS Entities' acceptance of the offer (or such later time as may be required by applicable law) on a date and at a time reasonably acceptable to Oaktree and the MTS Entities. In connection with such Sale, the MTS Entities and Oaktree shall enter into a stock purchase agreement containing representations substantially similar to those in the Stock Purchase Agreement. At such closing, Oaktree shall make payment in the appropriate amount by means of a wire transfer of immediately available funds for the benefit of the MTS Entities against delivery of certificates representing the Noticed Shares so purchased, duly endorsed in blank by the person or persons in whose name such certificate is registered or accompanied by a duly executed and guaranteed stock or security assignment separate from the certificate. The obligation of Oaktree to effect such payment shall be conditioned on the delivery of such Noticed Shares free and clear of any lien, except as created by this Agreement.

E.           If Oaktree does not deliver an Offer to purchase all of the Noticed Shares within the Notice Period, then the MTS Entities may Transfer up to the number of Noticed Shares for which an Offer is not given, provided that such Transfer is consummated within sixty (60) days after the end of the Notice Period.

Section V.	Tag-Along Rights.

A.          Except for Permitted Transfers, if Oaktree and/or Oaktree Co-Investors at any time or from time to time, enters into one or a series of related agreements (whether oral or written) to Sell a majority of the combined number of Oaktree Shares and Oaktree Co-Investor Shares other than pursuant to Section VI or Section VIII hereof (a “Tag-Along Sale”), then MTS and MTS Co-Investors shall have the right, but not the obligation, to participate in such Tag-Along Sale (and to displace the Shares to be sold by the Oaktree Entities to the extent of such participation) by Selling up to the number of Shares equal to the product of (i) the total number of Shares owned in the aggregate by the MTS Entities multiplied by (ii) a fraction, the numerator of which shall equal the number of Shares owned by the Oaktree Entities proposed to be sold and the denominator of which shall equal the aggregate number of Shares owned by the Oaktree Entities immediately prior to the proposed sale.

Any such Sale by any Stockholder shall be on the same terms and conditions as the proposed Tag-Along Sale by the Oaktree Entities; provided, however, that all selling Stockholders shall share pro rata, based upon the number of Shares being sold by each (i) in any indemnification to the Proposed Purchaser in the Tag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the Shares being sold of any other seller in the Tag-Along Sale, which shall be the sole responsibility of each such seller), and (ii) in any escrow for the purpose of satisfying any such indemnity liabilities.

B.           Oaktree shall promptly provide MTS with written notice (the “Tag-Along Sale Notice”) not later than five (5) days prior to the proposed date of the

Tag-Along Sale (the “Tag-Along Sale Date”). Each Tag-Along Sale Notice shall set forth: (i) the name and address of each Proposed Purchaser of Shares in the Tag-Along Sale, if known, (ii) the number of Shares proposed to be sold by the Oaktree Entities, (iii) the proposed amount and form of consideration to be paid for such Shares and the material terms and conditions of payment offered by each Proposed Purchaser, (vi) the maximum number of Shares that the MTS Entities are entitled to include in the Tag-Along Sale, and (v) the Tag-Along Sale Date.

If the MTS Entities wishes to participate in the Tag-Along Sale, it shall provide written notice (the “Participation Tag-Along Notice”) to Oaktree by 5:00 p.m. New York time on the fifth Business Day following the Tag-Along Notice Date (the “Participation Tag-Along Notice Deadline”). The Participation Tag-Along Notice shall set forth the number of Shares, if any, that the MTS Entities desires to include in the Tag-Along Sale.

The Participation Tag-Along Notice given by the MTS Entities shall constitute a binding agreement to sell such Shares on the terms and conditions applicable to such sale (including the requirements of this Section V).

If a Participation Tag-Along Notice from a Stockholder is not received by Oaktree by the Participation Tag-Along Notice Deadline, then the Oaktree Entities may within sixty (60) days following the Participation Tag-Along Notice Deadline the right to Sell the number of Shares specified in the Tag-Along Sale Notice for a price at or below the price offered to the MTS Entities, without any participation by the MTS Entities.

C.           The provisions of this Section V shall apply regardless of the form of consideration received in the Tag-Along Sale.

Section VI.	Drag-Along Rights.

A.          Except for Permitted Transfers, in the event that the Oaktree Entities determine to Sell to any Person (other than a Permitted Transfer) a majority of the aggregate number of Oaktree Shares and the Oaktree Co-Investor Shares, then, if the Oaktree Entities so elects, a (“Drag Along Sale”), the MTS Entities shall sell up to a number of Shares equal to the product of (i) the total number of Shares owned by the MTS Entities multiplied by (ii) a fraction, the numerator of which shall equal the number of Shares owned by the Oaktree Entities proposed to be sold and the denominator of which shall equal the aggregate number of Shares owned by the Oaktree Entities immediately prior to the Drag Along Sale. The foregoing rights of the Oaktree Entities are referred to herein as the “Drag-Along Rights.” If the Oaktree Entities exercises its Drag Along Rights, the MTS Entities (i) shall receive the same consideration per share of Common Stock, shall be subject to the same terms and conditions of sale and shall otherwise be treated equally or, where appropriate, pro rata based upon the number of Shares held by each Stockholder; provided, however, that MTS and MTS Co-Investors shall share, based upon the number of Shares being sold by each Stockholder, (a) in any indemnity liabilities to the Proposed Purchaser in the Drag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the Shares being sold of any other seller in the Drag-Along Sale, which shall be the sole responsibility of such other seller) and (b) in any escrow for the purpose of satisfying any such indemnity liabilities; provided that each Stockholder’s sharing obligation hereunder with respect to such indemnity or other liabilities shall be several and limited to the consideration received for the Shares being sold by such Stockholder, except with respect to fraud or willful misconduct by the Stockholder; and (ii) shall execute such documents and take such actions as may be reasonably required by Oaktree.

B.           Oaktree shall promptly provide the MTS Entities with written notice (the “Drag-Along Sale Notice”) no later than five (5) Business Days prior to the date of the consummation of the Drag-Along Sale (the “Drag-Along Sale Date”). Each Drag-Along Sale Notice shall set forth: (i) the name and address of the Proposed Purchaser of Shares in the Drag-Along Sale, (ii) the proposed amount and form of consideration to be paid for such Shares and the terms and conditions of payment offered by the Proposed Purchaser, (iii) the number of Shares that the MTS Entities will be obligated to sell, and Drag-Along Sale Date.

C.           The provisions of this Section VI shall apply regardless of the form of consideration to be received in the Drag-Along Sale, and if any non-cash consideration is proposed in the Drag-Along Sale to each member of the selling Stockholder, then each Drag-Along Stockholder shall accept its pro rata share of such non-cash consideration for the Shares based upon its proportional ownership of Shares.

D.          Each Stockholder affirms its agreement (i) to vote for the approval of the transaction (and to waive any applicable rights of appraisal or dissenter’s rights), and (ii) to take such other actions as are necessary or appropriate, with respect to the Transfer of Shares to the Proposed Purchaser under this Section VI (regardless of whether such transaction is effected through a merger, sale of all or substantially all of the assets of the Company, or any other form) is given as a provision of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section VI is in effect. It is understood that this voting agreement relates solely to the transaction with a Proposed Purchaser as described in this Section VI and does not constitute the agreement to vote or consent as to any other matters.

E.           Not later than fifteen (15) days following the date of receipt of the Drag-Along Notice, the MTS Entities shall deliver to Oaktree certificates representing the MTS Shares and MTS Co-Investor Shares to be transferred, accompanied by duly executed stock powers. If the Drag-Along Sales does not occur, Oaktree shall promptly return the delivered certificates to the MTS Entities.

Section VII.	Registration Rights.

Upon effectiveness of the Assignment of the Registration Rights Agreement, Oaktree shall be entitled to have the Company pay the Registration Expenses of six (6) Demand Registrations of Registrable Securities and MTS shall be entitled to have the Company pay the Registration Expenses of one (1) Demand Registration of

Registrable Securities under the Registration Rights Agreement, attached hereto as Exhibit A. Any notice sent to the Company to exercise the Demand Registration shall be concurrently sent to the other Stockholders. The other Stockholders may elect to participate in the registration to the same extent and upon the same terms granted to Investors participating by Piggyback Registration under the Registration Rights Agreement. Under the Registration Rights Agreement, the Oaktree Entities and the MTS Entities will each have unlimited rights to Piggyback Registration.

Section VIII.	Permitted Transfers.

The provisions of Section IV, Section V and Section VI shall not apply to (i) any Transfer of Shares solely among Oaktree and its Affiliates or MTS and its Affiliates, (ii) any pro rata distribution either by Oaktree or MTS to its constituent partners, (iii) any transfer of an interest in Oaktree (provided that Affiliates of the current partners of Oaktree continue to own not less then a majority of the interests in Oaktree), (iv) any transfer of an interest in MTS (provided that Affiliates of the current partners of MTS continue to own not less than a majority of the interests in MTS), and (v) Shares sold by the MTS Entities in a Tag-Along Sale or Drag-Along Sale, provided, however, that each transferee pursuant to clauses (i) through (v) shall receive and hold such Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance herewith, and the transferee shall acknowledge and agree, in a writing satisfactory to the Company, to be bound by the terms of this Agreement and shall execute and deliver to the Company a letter to such effect.

Section IX.	Termination.

This Agreement will terminate on (i) the written agreement of all of the Stockholders; (ii) the dissolution, bankruptcy or insolvency of the Company, or (iii) at such time that only one Stockholder remains, the Shares of all the other Stockholders having been transferred to such Stockholders sold to persons that are not Permitted Transferees or redeemed by the Company.

Section X.	Register of Securities; Removal of Restrictions on Transfer; Legends.

A.          Removal of Transfer Restrictions. Any legend endorsed on a certificate evidencing Shares and the stop transfer instructions and record notations with respect to such Shares relating to restrictions imposed by this Agreement shall be removed and the Company shall issue a certificate without such legend to the holder of such Shares upon the occurrence of any of the events described in Section X above.

B.           Legends. All certificates evidencing the Shares subject to this Agreement shall bear substantially the following legends:

(i)   “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE PURCHASED IN A TRANSACTION THAT WAS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE,

HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (3) IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS OTHERWISE EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(ii)  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INCLUDING, BUT NOT LIMITED TO, A RIGHT OF FIRST OFFER, DRAG-ALONG RIGHTS AND CERTAIN OTHER RIGHTS IN FAVOR OF CERTAIN STOCKHOLDERS, ALL AS SET FORTH IN A STOCKHOLDERS' AGREEMENT, DATED AS OF APRIL 16, 2007, AS AMENDED FROM TIME TO TIME, BETWEEN CERTAIN STOCKHOLDERS PARTY THERETO FROM TIME TO TIME, OR THEIR PREDECESSORS IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER CORPORATION AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

(iii) Any legend required to be placed thereon by any applicable state securities law.

Section XI.	Board of Directors.

A.          Each Stockholder shall vote (and cause any person who has its proxy to vote) all of its Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee of the Board or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to ensure that the individuals nominated pursuant to the Designation Rights (as defined below) are elected or appointed as Directors to the Board. Subject to this Section XI and Section VI.D. herein, each Stockholder shall vote independently on any other matters.

B.           Unless otherwise modified in accordance with this Agreement, so long as the Stockholders, collectively, hold in the aggregate greater than 35% of the outstanding Common Stock, Oaktree shall have the right to designate two (2) Persons to be nominated by the Board of Directors of the Company (each right to designate a nominee is a “Designation Right” and, collectively, the “Designation Rights”), and MTS shall have one Designation Right.

C.           If at any time MTS owns a number of shares less than the MTS Minimum, any Designation Rights then held by MTS shall automatically terminate and shall instead inure to the benefit of Oaktree.

D.          If the number of shares of Common Stock owned by the Stockholders collectively is reduced such that the Stockholders hold in the aggregate less than 35% but more than 25% of the outstanding Common Stock, Oaktree shall have one (1) Designation Right. If the number of shares of Common Stock owned by the Stockholders, collectively, is reduced such that the Stockholders hold in the aggregate less than 25% but more than 15% of the outstanding Common Stock, Oaktree shall have zero (0) Designation Rights, provided that if at any time that Oaktree’s Designation Rights would otherwise decrease to zero under this clause, if MTS has a Designation Right and Oaktree owns a greater number of shares of Common Stock than MTS, MTS’s Designation Right shall terminate and shall instead inure to the benefit of Oaktree.

E.           Each Designee will hold his or her office as a Director of the Company for such term as is provided in the Certificate of Incorporation and Bylaws of the Company (the “Charter Documents”) or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Charter Documents and applicable law. If any Designee ceases to serve as a Director for any reason during his or her term (a “Terminating Designee”), a Designee for the vacancy resulting therefrom will be designated by the Stockholder who nominated the Terminating Designee, unless the number of Designation Rights of such Stockholder has been reduced in accordance with this Section XI. If such Designation Rights have been reduced, the Nominee for the vacancy shall be designated by the party who has more Designation Rights than number of current Directors that were their Designees.

F.           If a Stockholder fails at any time to nominate the maximum number of persons for election to the Board that the Stockholder is entitled to nominate pursuant to this Agreement, each directorship in respect of which the Stockholder so failed to make a nomination will remain vacant unless such vacancy results in there being fewer than the minimum number of Directors required by law or the Charter Documents, in which case such vacancy or vacancies will be filled by a person or persons selected by a majority of the Designees then in office.

G.          The Stockholders shall use their respective best efforts to call, or cause the appropriate officers and Directors of the Company to call, a special meeting of stockholders of the Company and to vote all of the shares of Common Stock owned or held of record by them for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of any Director if the Stockholder who nominated such Director as a Designee requests such Director’s removal in writing for any reason. The Stockholder who makes such request shall have the right to designate a new nominee in the event any Director shall be so removed under this Section XI or shall vacate his directorship for any other reason.

H.          Subject to the foregoing, no Stockholder shall vote or cause to be voted any securities that such Stockholder has the power to vote (or in respect of which such Stockholder has the power to direct the vote) for the removal of any Director nominated by another Stockholder without the prior written consent of that Stockholder.

Section XII.	Enforcement.

The parties acknowledge that the remedy at law for any breach or violation of the provisions of this Agreement may be inadequate and that, in the event of any such breach or violation, each Stockholder shall be entitled to injunctive relief in addition to any other remedy, at law or in equity, to which it or they may be entitled.

Section XIII.	General Provisions.

A.          After-Acquired Shares. All of the provisions of this Agreement shall apply to (i) all of the shares of Common Stock of the Company now owned or which may be transferred hereafter to, or owned by, any Stockholder and (ii) all securities and instruments (A) received by a Stockholder as a dividend on or other payment made to holders of Shares, or (B) issued in connection with a split of the Shares or as a result of any exchange for or reclassification of the Shares or a reorganization, recapitalization, consolidation or merger.

B.           Rights and Obligations of Transferees. Subject to the provisions of Section XIII hereof, if a Stockholder transfers any or all of its Shares to any person (other than a transfer in a public offering (including a sale pursuant to Rule 144 of the Act), and pursuant to the terms of such transfer, the Stockholder assigns any of its rights to such transferee, such person and each subsequent transferee shall have the rights hereunder that so transferred, and, regardless of whether such burdens are expressly assumed, upon any transfer, the transferee and each subsequent transferee shall be subject to the same obligations as are imposed upon the Stockholder by the terms hereof (and all references herein to a Stockholder shall include such transferee), unless otherwise provided herein; provided, that the transferee shall acknowledge and agree, in a writing satisfactory to the Company, to be bound by the terms of this Agreement and shall execute and deliver to the Company a letter to such effect.

C.           Expenses. All expenses incurred in connection with the acquisition of the Shares from Viewer Holdings, LLC, including expenses payable with respect to the special committee under the Governance and Standstill Agreement (collectively, “Stock Purchase Expenses”), shall be borne by each Stockholder in a percentage equal to its pro rata Ownership of the Shares as determined by the number of Shares they purchased upon or immediately after closing under the Stock Purchase Agreement divided by the total number of Shares purchased upon closing of the Stock Purchase Agreement.

D.          Owner of Stockholder Shares. Subject to the provisions of Section XIII hereof, the person in whose name Shares are registered in the stock books of the Company may be treated as the owner thereof for all purposes, including without limitation, for the giving of notices under this Agreement.

E.           Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and made and served either by personal delivery to the person for whom it is intended (including by reputable overnight delivery services which shall be deemed to have effected personal delivery) or by telecopy, receipt of which is acknowledged by the telecopy number set forth below for the applicable addressee and confirmed by the sender in writing by U.S. mail, if deposited, postage prepaid, registered or certified mail, return receipt requested, in the United States mail, addressed: (a) if to the Oaktree Entities, c/o Oaktree Capital Management, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attn: Michael Harmon, telecopier (211) 830-6393, and to Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Avenue, Suite 3400, Los Angeles, CA, 90071, Attn: Jeffrey H. Cohen, and (b) if to the MTS Entities, to c/o MTS Health Investors, 623 Fifth Avenue, 15th Floor, New York, New York 10022, Attn: Curtis Lane, telecopier 212-887-2111 or at such other address or telecopy number as such Stockholder may specify by written notice to the Company.

Each such notice, request, consent or other communication shall be deemed to have been given upon receipt thereof or, if sooner, five (5) days after such notice has been deposited as described above. The addresses for the purposes of this Section XIII.E. may be changed by giving written notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the address provided herein shall be deemed to continue in effect for all purposes hereunder.

F.           Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

G.          Severability. The parties hereto agree that the terms and provisions in this Agreement are reasonable and shall be binding and enforceable in accordance with the terms hereof and, in any event, that the terms and provisions of this Agreement shall be enforced to the fullest extent permissible under law. In the event that any term or provision of this Agreement shall for any reason be adjudged to be unenforceable or invalid, then such unenforceable or invalid term or provision shall not affect the enforceability or validity of the remaining terms and provisions of this Agreement, and the parties hereto hereby agree to replace such unenforceable or invalid term or provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid term or provision.

H.          Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors and assigns of the parties hereto, whether so expressed or not.

I.            Modification, Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against any Stockholder unless approved in writing by each of the Stockholders. Notwithstanding the immediately preceding sentence, upon the unanimous written consent of the Stockholders, new parties may become subject to this Agreement by signing joinders. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of any of the parties thereafter to enforce each and every provision hereof in accordance with its terms.

J.            Integration. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and negotiations with respect thereto.

K.          Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

L.           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

M.          Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STOCKHOLDERS

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.
By:	OCM PRINCIPAL
OPPORTUNITIES FUND IV GP,
L.P., its General Partner
By:	OCM PRINCIPAL
OPPORTUNITIES FUND IV GP
LTD., its General Partner
By:	OAKTREE CAPITAL
MANAGEMENT, LLC, Director

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Managing Director

By:	/s/ Adam Pierce
Name: Adam Pierce
Title: Assistant Vice President

ALLIANCE-OAKTREE CO-
INVESTORS, LLC
By:	OCM PRINCIPAL
OPPORTUNITIES FUND IV GP,
L.P., its General Partner
By:	OCM PRINCIPAL
OPPORTUNITIES FUND IV GP
LTD., its General Partner
By:	OAKTREE CAPITAL
MANAGEMENT, LLC, Director

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Managing Director

By:	/s/ Adam Pierce
Name: Adam Pierce
Title: Assistant Vice President

MTS HEALTH INVESTORS II, L.P.
By:	MTS HEALTH INVESTORS II GP,
LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A
Member

By:	/s/ Curtis Lane
Name: Curtis Lane
Title: Managing Member

ALLIANCE-MTS CO-INVESTORS I,
LLC
By:	MTS HEALTH INVESTORS II GP,
LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A
Member

By:	/s/ Curtis Lane
Name: Curtis Lane
Title: Managing Member

ALLIANCE-MTS CO-INVESTORS II,
LLC
By:	MTS HEALTH INVESTORS II GP,
LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP
HOLDINGS, LLC, the Class A
Member

By:	/s/ Curtis Lane
Name: Curtis Lane
Title: Managing Member